As filed with the Securities and Exchange Commission on May 20, 1997

                                         Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM S-8
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933


                        ASSOCIATED ESTATES REALTY CORPORATION
                (Exact name of Registrant as specified in its charter)

                       Ohio                                 34-1747603
         (State or other jurisdiction of       (I.R.S. Employer Identification No.)
          incorporation or organization)

   5025 Swetland Court, Richmond Heights, Ohio              44143-1467
     (Address of Principal Executive Offices)               (Zip Code)

                        THE AERC 401(k) SAVINGS PLAN AND TRUST
                               (Full title of the plan)


                                 Jeffrey I. Friedman
                        Associated Estates Realty Corporation
                                 5025 Swetland Court
                          Richmond Heights, Ohio 44143-1467
                       (Name and Address of Agent For Service)

                                    (216) 261-5000
            (Telephone Number, Including Area Code, of Agent For Service)


                            CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
      Title of                       Maximum       Maximum
     Securities        Amount       Offering      Aggregate      Amount Of
       To Be           To Be        Price Per      Offering     Registration
     Registered    Registered(1)    Share(2)       Price(2)         Fee

       Common
      Shares,
    without par        45,000        $22-1/8       $995,625       $301.70
       value


          (1)  Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

          (2)  The registration fee has been calculated pursuant to Rule 457(c) and (h) based on the average of the high and low sale prices on May 16, 1997, of the Registrant's Common
               Shares as reported on the New York Stock Exchange.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



          Item 3. Incorporation of Documents by Reference.

               The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

                    (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996;

                    (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the Annual Report on Form 10-K referenced above; and

                    (c) The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated October 14, 1993.


          Item 6. Indemnification of Directors and Officers.

               The Ohio Revised Code (the "Ohio Code") authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

               The Registrant's Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.

               The Registrant maintains a directors' and officers' insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.

               The Registrant has entered into indemnification agreements with its directors and officers which provide for indemnification to the fullest extent permitted under Ohio law.

          Item 8.   Exhibits.

   Exhibit Number                   Description of Exhibit

     4.1           The AERC 401(k) Savings Plan and Trust

     4.2           Second Amended and Restated Articles of Incorporation of
                      Associated Estates Realty Corporation(1)

     4.3           Code of Regulations of Associated Estates Realty
                      Corporation(1)

     5             Opinion of Baker & Hostetler LLP as to legality of the
                      Common Shares

     23.1          Consent of Price Waterhouse LLP

     23.2          Consent of Baker & Hostetler LLP (included in Opinion
                      filed as Exhibit 5 hereto)

          (1)  Incorporated by reference from the Registrant's Registration Statement on Form S-11 filed June 30, 1994 (Registration No. 33-80950).

               The Registrant hereby undertakes that the Plan and any amendment thereto will be submitted to the Internal Revenue Service ("IRS") in a timely manner and all changes required by the IRS in order to qualify the Plan will be made.


            Item 9. Undertakings

               The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant further undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    EXHIBIT INDEX

    Exhibit Number            Description of Exhibit

     4.1            The AERC 401(k) Savings Plan and Trust

     4.2            Second Amended and Restated Articles of Incorporation of
                      Associated Estates Realty Corporation(1)

     4.3            Code of Regulations of Associated Estates Realty
                      Corporation(1)

     5              Opinion of Baker & Hostetler LLP as to legality of the
                      Common Shares

     23.1           Consent of Price Waterhouse LLP

     23.2           Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)


          (1)  Incorporated by reference from the Registrant's Registration Statement on Form S-11 filed June 30, 1994 (Registration No. 33-80950).


                                      Signatures

          The Registrant. Pursuant to the requirements of the Securities act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond Heights, State of Ohio, on May 20, 1997.

                                   ASSOCIATED ESTATES REALTY CORPORATION


                                    By:/s/ Jeffrey I. Friedman
                                    ------------------------------
                                      Jeffrey I. Friedman,Chairman
                                        of the Board, President
                                        and Chief Executive Officer

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey I. Friedman, Dennis W. Bikun and Martin A. Fishman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                        Title                     Date

   /s/ Jeffrey I. Friedman  Chairman of the Board, President    May 20, 1997
   -----------------------  Chief Executive Officer & Director
   Jeffrey I. Friedman      (Principal Executive Officer)

   /s/ Dennis W. Bikun      Chief Financial Officer (Principal  May 20, 1997
   -----------------------  Financial Officer and Principal
   Dennis W. Bikun          Accounting Officer)

   /s/ Albert T. Adams      Director                            May 20, 1997
   -----------------------
   Albert T. Adams

   /s/Gerald C. McDonough   Director                            May 20, 1997
   -----------------------
   Gerald C. McDonough

   /s/ Mark L. Milstein     Director                            May 20, 1997
   -----------------------
   Mark L. Milstein

   /s/ Frank E. Mosier      Director                            May 20, 1997
   -----------------------
   Frank E. Mosier

   /s/ Richard T. Schwarz   Director                            May 20, 1997
   -----------------------
   Richard T. Schwarz

   /s/ Jerome Spevack       Director                            May 20, 1997
   -----------------------
   Jerome Spevack


          The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond Heights, State of Ohio, on May 20, 1997.

                                      THE AERC 401(k) SAVINGS PLAN AND
                                        TRUST


                                        By:/s/ Dennis W. Bikun
                                        --------------------------
                                           Dennis W. Bikun, Member,
                                           Plan Committee

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                  Title                Date

   /s/ Dennis W. Bikun      Member, Plan Committee   May 20, 1997
   ----------------------
   Dennis W. Bikun

   /s/ Lita Weiss           Member, Plan Committee   May 20, 1997
   ----------------------
   Lita Weiss

   /s/ Nan Zieleniec        Member, Plan Committee   May 20, 1997
   ----------------------
   Nan Zieleniec